Exhibit 99.1

Acer Therapeutics Reports Q2 2022 Financial Results and Provides Corporate Update

NEWTON, MA – August 15, 2022 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious, rare and life-threatening diseases with significant unmet medical needs, today reported financial results for the second quarter ended June 30, 2022, and provided a corporate update.

“I am very pleased with our team’s quick turnaround of our New Drug Application (NDA) resubmission following receipt of the Complete Response Letter (CRL) in response to our ACER-001 NDA for urea cycle disorders (UCDs),” stated Chris Schelling, CEO and Founder of Acer. “We have already announced the U.S. Food & Drug Administration (FDA) has accepted our NDA resubmission for ACER-001 in UCDs, assigned a new PDUFA date of January 15, 2023, and we are awaiting the agency’s inspection of our third-party contract packaging manufacturer. Meanwhile, we have made additional progress on our ACER-001 program, including the submission of an Investigational New Drug (IND) application for clinical investigation in Maple Syrup Urine Disease (MSUD) patients, and the issuance of a key utility patent in China.”

Schelling continued, “In parallel to our efforts in support of ACER-001 development, we also initiated in the second quarter, our Phase 3 pivotal DiSCOVER trial of EDSIVO™ for the treatment of vascular Ehlers-Danlos Syndrome (vEDS) under our Special Protocol Assessment (SPA) agreement with the FDA. Looking ahead, we anticipate topline results in our Phase 2a clinical trial of ACER-801 for the treatment of moderate to severe Vasomotor Symptoms (VMS) in post-menopausal women in Q4 of 2022.”

Q2 2022 and Recent Highlights

•	ACER-001 (sodium phenylbutyrate) for oral suspension
o

In April and May 2022, data was presented evaluating the bioavailability, bioequivalence and taste attributes of ACER-001 compared to sodium phenylbutyrate (BUPHENYL®) powder during poster sessions at the Society for Inherited Metabolic Disorders (SIMD) Annual Meeting and the Genetic Metabolic Dieticians International (GMDI) Conference, respectively

o

In May 2022, Acer launched SeeUCDifferently, a U.S. disease awareness campaign intended to provide education and information about UCDs, including www.SeeUCDifferently.com, a new online resource that provides general UCDs disease education information

o

In July 2022, Acer resubmitted its NDA for ACER-001 to the FDA following receipt of a CRL in June 2022, in which the FDA stated that satisfactory inspection of Acer’s third-party contract packaging manufacturer is required before the ACER-001 NDA may be approved. Acer notified the FDA in the NDA resubmission that its third-party contract packaging manufacturer is ready for inspection and is currently awaiting completion of this requirement

o	In July 2022, the FDA accepted Acer’s NDA resubmission (Class 2) and assigned a Prescription Drug User Fee Act (PDUFA) target action date of January 15, 2023
o

In July 2022, the China National Intellectual Property Administration (CNIPA) issued a utility model patent for ACER-001 covering dosage form claims related to ACER-001’s polymer coated formulation, with an expiration date of August 24, 2031

o

In July 2022, Acer submitted its IND application to the FDA for ACER-001 for the potential treatment of MSUD. The proposed Phase 2a, open-label dose-ranging clinical trial will evaluate the treatment effect of different doses of ACER-001 on blood leucine and other branched-chain amino acid (BCAA) levels in MSUD patients

o	In August 2022, the European Commission granted orphan medicinal product designation in the EU to ACER-001 for the potential treatment of MSUD
•	EDSIVO™ (celiprolol)
o	In April 2022, the FDA granted celiprolol Breakthrough Therapy designation (BTD) in the U.S. for the treatment of patients with COL3A1-positive vEDS
o	In May 2022, confirmed agreement with the FDA under a SPA for a pivotal Phase 3 clinical trial of celiprolol for the treatment of patients with COL3A1-positive vEDS
o

In June 2022, initiated a pivotal Phase 3, randomized, double-blind, placebo-controlled, decentralized clinical (DiSCOVER) trial for celiprolol in patients with COL3A1-positive vEDS under Acer’s SPA agreement with the FDA

•	Corporate
o

In January 2022, promoted Bernie Paul to Chief People Officer. Mr. Paul has over 25 years of experience in human resources, having served most recently as Vice President of Human Resources at Acer. Over his career he has played a major role in developing organizational cultures within various companies assisting them in scaling through different stages of growth while achieving significant milestones including initial public offerings, acquisition integrations and product commercialization

o

In June 2022, promoted Tanya Hayden as Chief Operating Officer. Ms. Hayden has extensive experience in operational excellence and is tasked with commercial and operational readiness for a potential commercial approval and launch of ACER-001 in UCDs. Prior to joining Acer, Ms. Hayden spent 20 years at

Lonza, where she was responsible for business unit planning, clinical and commercial contract manufacturing, as well as portfolio program management
o	Ended Q2 2022 with $14.5 million in cash and cash equivalents, which Acer believes will be sufficient to fund its currently anticipated operating and capital requirements through Q3 2022

Anticipated Milestones

•	ACER-001 (sodium phenylbutyrate)
o

January 15, 2023: The FDA has assigned a new PDUFA target action date of January 15, 2023, following its acceptance for review of Acer’s resubmitted NDA for ACER-001 for the treatment of patients with UCDs. Acer notified the FDA in the NDA resubmission that its third-party contract packaging manufacturer is ready for inspection and is awaiting completion of this requirement

o

Q1 2023: Acer plans to initiate in Q1 2023 its Phase 2a trial to evaluate the efficacy and safety of ACER-001 for the potential treatment of patients with MSUD, subject to IND clearance and available capital

•	ACER-801 (osanetant)
o

Q4 2022: Acer expects to announce topline results in Q4 2022 from its ongoing Phase 2a randomized, double-blind, placebo-controlled, dose-ranging trial of ACER-801 for the treatment of moderate to severe VMS in post-menopausal women, subject to additional capital

•	EDSIVO™ (celiprolol)
o

Mid-2023: Based on current enrollment rates, Acer anticipates the DiSCOVER trial for celiprolol in patients with COL3A1-positive vEDS will be fully enrolled in mid-2023. Once fully enrolled, the duration of the DiSCOVER trial is currently estimated to be up to approximately 3.5 years to completion (based on statistical power calculations and number of primary events), which will require additional capital beyond Q3 2022. One interim analysis (based on the number of primary events occurring) is also planned at approximately 24 months after full enrollment

Q2 2022 Financial Results

Cash position. Cash and cash equivalents were $14.5 million as of June 30, 2022, compared to $12.7 million as of December 31, 2021. Acer believes its cash and cash equivalents available as of June 30, 2022 will be sufficient to fund its currently anticipated operating and capital requirements through Q3 2022.

Research and Development Expenses. Research and development expenses were $3.4 million, net of collaboration funding of $1.6 million, for the three months ended June 30, 2022, as compared to $1.4 million, net of collaboration funding of $1.0 million, for the three months ended June 30, 2021. This increase of $2.0 million was primarily due to increases in expenses for clinical studies. Research and development expenses for the three months ended June 30,

2022 were comprised of $2.1 million related to ACER-801; $1.8 million related to ACER-001, offset by $1.6 million of collaboration funding; $0.8 million related to EDSIVOä; and $0.3 million related to other development activities.

General and Administrative Expenses. General and administrative expenses were $3.6 million, net of collaboration funding of $3.3 million, for the three months ended June 30, 2022, as compared to $2.3 million, net of collaboration funding of $0.6 million, for the three months ended June 30, 2021. This increase of $1.3 million was primarily due to increases in precommercial expenses, audit and consulting fees, and employee-related expenses, partially offset by a decrease in the recognition of the collaboration funding from the Collaboration Agreement with Relief.

Net Loss. Net loss for the three months ended June 30, 2022 was $2.7 million, or $0.17 net loss per share (basic and diluted), compared to a net loss of $3.1 million, or $0.21 net loss per share (basic and diluted), for the three months ended June 30, 2021.

For additional information, please see Acer’s Quarterly Report on Form 10-Q filed today with the SEC.

About Acer Therapeutics Inc.

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes four investigational programs: ACER-001 (sodium phenylbutyrate) for treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD); ACER-801 (osanetant) for treatment of induced Vasomotor Symptoms (iVMS); EDSIVO™ (celiprolol) for treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; and ACER-2820 (emetine), a host-directed therapy against a variety of viruses, including cytomegalovirus, Zika, dengue, Ebola and COVID-19. For more information, visit www.acertx.com.

Acer Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release are forward-looking statements. Examples of such statements include, but are not limited to, the Company’s expectations with respect to the clinical trials and anticipated milestones for ACER-001 (sodium phenylbutyrate), ACER-801 (osanetant) and EDSIVO™ (celiprolol), including timing, conditions, results, enrollment, duration and capital needs related thereto, and the Company’s expectations with respect to the sufficiency of its cash and cash equivalents and the duration thereof. Our pipeline products are under investigation and their safety and efficacy have not been established and there is no guarantee that any of our investigational products in development will receive health authority approval or become commercially available for the uses being investigated. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks related to the drug development and the regulatory approval process, including the timing and requirements of regulatory actions. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You may access these documents for no charge at http://www.sec.gov.

ACER THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	June 30,
	2022	2021

Operating expenses:
Research and development (in the three months ended June 30, 2022 and 2021, net of collaboration funding of $1,648,631 and $1,025,935, respectively)	$3,426,773	$1,361,287
General and administrative (in the three months ended June 30, 2022 and 2021, net of collaboration funding of $3,257,701 and $602,534, respectively)	3,638,073	2,268,508
Loss from operations	(7,064,846)	(3,629,795)

Other income (expense), net:
Costs of debt issuance	(200,129)	—
Changes in fair value of debt instruments	4,729,460	—
Interest and other (expense) income, net	(139,234)	564,914
Foreign currency transaction gain (loss)	7,713	(4,156)
Total other income (expense), net	4,397,810	560,758

Net loss	$(2,667,036)	$(3,069,037)

Net loss per share - basic and diluted	$(0.17)	$(0.21)

Weighted average common shares outstanding - basic and diluted	15,273,707	14,310,244

SELECTED BALANCE SHEET DATA (Unaudited):

	June 30,	December 31,
	2022	2021

Cash and cash equivalents	$14,469,744	$12,710,762

Collaboration receivable	$—	$5,000,000

Prepaid expenses	$666,318	$1,094,229

Other current assets	$65,061	$9,283,625

Property and equipment, net	$101,582	$114,112

Total assets	$23,242,890	$36,256,951

Deferred collaboration funding	$14,209,169	$24,487,047

Bridge loan payable, at fair value	$4,084,709	$—

Convertible note payable, at fair value	$4,321,200	$—

Total liabilities	$32,026,432	$37,980,556

Total stockholders’ deficit	$(8,783,542)	$(1,723,605)

CORPORATE CONTACT
Jim DeNike
Acer Therapeutics Inc.
jdenike@acertx.com
+1-844-902-6100

INVESTOR RELATIONS CONTACT
Nick Colangelo
Gilmartin Group
nick@gilmartinIR.com
+1-332-895-3226

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